EXHIBIT 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                                                                (734) 241-2438                                                                 kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FOURTH-QUARTER AND YEAR-END RESULTS

MONROE, MI.   June 21, 2011—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal fourth quarter and year ended April 30, 2011.

Fiscal 2011 fourth quarter:

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Sales for the fourth quarter increased 9.1% compared with the fiscal 2010 fourth quarter, of which approximately 7 percentage points were due to the quarter including one additional week. Additionally, the deconsolidation of the company’s Toronto VIE resulted in a decrease in sales for the quarter of $5.5 million, net of eliminations.  The remaining sales increase of approximately  3.4% was volume related;

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Net income attributable to La-Z-Boy Incorporated for the fiscal 2011 fourth quarter was $10.3 million or $0.19 per diluted share, which includes a $0.05 per share impairment of long-lived assets, primarily related to certain stores in the company’s retail segment versus $0.26 per share in last year’s fourth quarter, which included a $0.01 per share restructuring charge;

•	The upholstery segment’s sales increased 9.8%, of which approximately 8 percentage points related to the additional week, and its operating margin was 10.3% versus 11.9% in last year’s fourth quarter;
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The casegoods segment’s sales increased 8.6%, of which approximately 8 percentage points related to the additional week, and its operating margin was 5.2% compared with  (0.6%) in the previous year’s fourth quarter;

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The retail segment’s sales increased 48.6%, of which approximately 8 percentage points related to the additional week and 24 percentage points was a result of the 15 Southern California stores added to the company-owned segment in the fourth quarter.  The sales increase of the core 68 stores was 16 percentage points and the segment’s operating margin improved to (5.2%) compared with (12.0%) in last year’s fourth quarter;

•	The company generated $17.1 million of cash from operations during the quarter.

Fiscal 2011 full year:

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Sales for the full year increased 0.7% compared with fiscal 2010, reflecting macroeconomic challenges.  The fiscal 2011 period included 53 weeks with the additional week having an approximate 2 percentage point impact.  The deconsolidation of the company’s Toronto VIE resulted in a decrease in sales for the year of $20.4 million, net of eliminations.  After considering these two factors, sales for the year were essentially flat;

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Net income attributable to La-Z-Boy Incorporated for the full year was $24.0 million or $0.45 per diluted share, including a $0.01 per share restructuring charge, a $0.05 per share impairment of long-lived assets, primarily relating to certain stores in the company’s retail segment, and $0.01 per share in anti-dumping duties received on wood bedroom furniture imported from China;

•	The upholstery segment’s operating margin was 7.9% compared with 10.6% in fiscal 2010;
•	The casegoods segment posted a 4.4% operating margin compared with (0.2%) in fiscal 2010;
•	The retail segment’s performance continued to improve, with its operating loss of $15.1 million reduced by 24%, or $4.7 million, compared with a loss of $19.8 million in fiscal 2010;
•	The company generated $27.8 million of cash from operating activities; and
•	The company increased its cash position to $115.3 million, had $108.2 million of availability on its revolving line of credit and reduced its debt to $35.1 million at year end.

Net sales for the 14-week fourth quarter were $339 million, up 9.1% compared with the prior year’s fourth quarter.  The additional week accounted for approximately 7 percentage points of the increase. The company reported net income attributable to La-Z-Boy Incorporated of $10.3 million, or $0.19 per diluted share, compared with $14.0 million, or $0.26 per diluted share in the fiscal 2010 fourth quarter.  The fiscal 2011 fourth quarter included a $0.05 per share impairment of long-lived assets, primarily related to certain stores in the company’s retail segment. The impairment also included a charge of $1.8 million related to the company’s California VIE, which is not included in the company’s per-share amount, due to the adjustment for noncontrolling interests. Last year’s fourth quarter included a $0.01 per share restructuring charge, primarily related to costs associated with the consolidation of the company’s casegoods facilities.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “Although the overall macroeconomic environment remains challenging, we experienced sales momentum in the fourth quarter across all three segments, particularly in our retail segment where sales increased significantly over last year’s quarter, even without the additional week.  Our upholstery group achieved a double-digit operating margin and we continue to be encouraged by the La-Z-Boy Furniture Galleries® store network’s same-store sales comparison of 11.8% for the quarter.  Although headwinds remain throughout the industry, particularly as we go into the slower summer period, we will continue to execute against our strategic initiatives and believe we are well positioned to capture market share and grow our business profitably as the environment improves.”

Wholesale Segments

For the fiscal 2011 fourth quarter, sales in the company’s upholstery segment increased 9.8% to $264.8 million, of which approximately 8 percentage points related to the additional week.  This compares with sales of $241.1 million in the prior year’s fourth quarter.  The operating margin for the 2011 quarter was 10.3% compared with 11.9% in last year’s comparable quarter and up sequentially from 8.2% in the third quarter.  In the casegoods segment, sales for the fiscal fourth quarter were $40.7 million, up 8.6% from $37.5 million in the fiscal 2010 fourth quarter, and the segment’s operating margin was 5.2% compared with (0.6%).  The additional week accounted for approximately 8 percentage points of the casegoods’ sales increase.

Darrow commented, “We are encouraged by the increase in upholstery sales for the quarter and believe it reflects a combination of new product introductions, smart merchandising and the successful launch of our new brand platform, featuring Brooke Shields.  Sequentially, from the third quarter, with an increase in volume, our operating margin improved, demonstrating the leverage we achieve with our efficient operating platform.  Further, we continued to improve the efficiency at our cut-and-sew facility in Mexico.  Higher raw material costs continued to impact our margin for the quarter, but a price increase effective May 1st is expected to absorb the recent additional increased costs.”

Darrow added, “We experienced a slight sales increase on the casegoods side of the business and improved our operating margin significantly.  The improvement was primarily the result of last year’s consolidation of two manufacturing facilities and the transition from a leased warehouse to a company-owned building, as well as combining our American Drew, Lea and Hammary operations. On the sales side, the increase was a reflection of our success in selling higher-priced product lines, opening new accounts and being in a better inventory position while enhancing our service capabilities.”

Retail Segment

For the quarter, retail sales were $58.3 million, up 48.6% compared with the prior-year period, of which approximately 8 percentage points related to the additional week in the quarter and 24 percentage points a result of the 15 stores the company assumed in the Southern California market in February.  The retail group continued to make progress in its operating performance, posting an operating loss of $3.0 million, with an operating margin of (5.2%) compared with a loss of $4.7 million, or an operating margin of (12.0%) in last year’s fourth quarter.

Darrow stated, “Excluding the additional sales provided by the quarter’s 14th week and the Southern California stores, delivered sales for the period increased by $6.4 million, or 16% over the last year, fueled by a moderate increase in traffic and, importantly, improved conversion on store traffic.  We believe a combination of better promotions and our new marketing platform is driving a more qualified consumer to our stores.  Additionally, the increase in the conversion rate, coupled with the lower cost structure throughout the business, is continuing to strengthen the segment’s operating results.  We are in the process of making changes throughout the 15 stores in Southern California to ensure that sales, marketing and operational processes reflect the platform established throughout the other 68 stores in the segment, and we are already achieving improved results throughout the Southern California store system.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the fourth quarter of fiscal 2011, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 11.8%.  Total written sales, which include new and closed stores, were up 12%.  At the end of the fourth quarter, 304 stand-alone stores comprised the La-Z-Boy Furniture Galleries® store system.

Balance Sheet

During the quarter, the company generated $17.1 million in cash provided by operating activities and ended the quarter with $115.3 million in cash and $108.2 million of availability under its revolving line   of credit.  At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 8.8% compared with 12.3% at the end of fiscal 2010 and 11.2% at the end of the fiscal 2011 third quarter.

Business Outlook

Darrow stated, “In light of the difficult operating environment, we are encouraged by the sales performance for the quarter in each of our three operating segments as well as our same-store sales improvement.  Importantly, our efficient operating structure will allow us to show profitable conversion rates on any increase in volume.  Going forward, our industry-leading brand, coupled with our network of La-Z-Boy Furniture Galleries® stores and Comfort Studios®, position us well to further capitalize on a strengthening of the economy, particularly as it relates to consumer confidence and housing.   We believe our new brand platform will continue to drive qualified traffic to our dealer network and, importantly, we will continue to invest in our business.

“Although the spring period showed some strength, from a seasonality perspective, the industry experiences weaker demand throughout the summer period and, as a result, our plants shut down for one week of vacation and maintenance during the first quarter, which ends in July.  Accordingly, our first quarter is typically the weakest in terms of sales and profits because we ship product for 12 weeks instead of the normal 13 weeks.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 22, 2011, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions or product recalls; (i) restructuring actions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology system failures; (p) effects of our brand awareness and marketing programs; (q) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (r) those matters discussed in Item 1A of our fiscal 2011 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 83 of the 304 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 304 stand-alone La-Z-Boy Furniture Galleries® stores and 526 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.